UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 30, 2009

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Guthridge Court, Suite 250, Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

On December 30, 2009, at the conclusion of the first 30-day Extension Period of its notes payable originated on May 29, 2009, and originally due on November 29, 2009, the Company issued 74,966 shares of its common stock in payment of a 5% Extension fee.  Per the terms of the notes, as the Extension fee was paid in common stock, the common stock was deemed to have a value of $0.375 per share on that date.

The Company believes that there was no “sale” (as defined in Section 2(a)(3) of the Securities Act of 1933, as amended) of securities in connection with the extension payment.  As a result, no registration of the securities was required.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 30, 2009, the stockholders of Simtrol, Inc. (the “Company”), by a vote held at the annual meeting of stockholders, approved an amendment to the Company's 2002 Equity Incentive Plan (the "Plan") to increase the number of shares of common stock authorized for issuance under the Plan to 25,000,000 shares.

The Plan permits the grant of incentive and nonstatutory options to employees, directors and consultants of the Company and its affiliates.  The Plan provides for automatic grants to non-employee directors of non-qualified options to purchase (i) 5,000 shares of common stock on the date such non-employee director first becomes a member of the board of directors and (ii) 15,000 shares of common stock each year on July 5.  According to the Plan, with limited exceptions, the exercise price of each incentive stock option shall not be less than 100% of the fair market value of the Company’s common stock on the date of the grant and the exercise price of each nonstatutory stock option shall not be less than 85% of the Company’s common stock on the date of the grant.  Option awards under the Plan typically are granted with an exercise price equal to or above the market price of the Company's common stock on the date of the grant.  The options awarded under the Plan generally have five-year contractual terms for directors and ten-year contractual terms for employees, and generally vest immediately for directors and over a four-year period for employees.

ITEM 8.01.	OTHER ITEMS.

On December 30, 2009, the Company exercised its option to extend the maturity date of its notes payable originated on May 29, 2009, originally due November 29, 2009, for one additional 30-day period.  Per the terms of the notes, the Company will pay a 5% Extension Fee at the conclusion of the 30-day Extension Period, payable at the option of the Company in cash or the Company’s common stock.  If the Extension fee is paid in common stock, the common stock will be deemed to have a value per share equal to the greater of $0.375 or the 10-day simple average of closing prices on the Over The Counter Bulletin Board for the 10 trading days preceding the date the payment is due.

Pursuant to the terms of the Certificates of Designation of Preferences, Rights, and Limitations (the “Certificates”) of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock of Simtrol, Inc. (the “Company”), the Company is required to pay a 4% semi-annual dividend to the holders of its outstanding shares of Series A Preferred Stock and a 6% semi-annual dividend to holders of its Series B and Series C Preferred Stock, respectively.  The Company has the option to pay these dividends in cash or in shares of its common stock.

The Company elected to pay the December 31, 2009 dividends in the form of common stock valued at $0.75 per common share for the Series A Preferred Stock and $0.375 per common share for the Series B and Series C Preferred Stock, per the terms of the Certificates.  Based on this value, the Company issued

(i)	107,629 shares of common stock to the Series A shareholders (672,664 Series A shares issued and outstanding on that date); and

(ii)	511,680 shares of common stock to the Series B shareholders (4,286 shares issued and outstanding on that date).

(iii)	664,040 shares of common stock to the Series C shareholders (5,534 shares issued and outstanding on that date).

 Following payment of this dividend, there are 13,725,921 shares of common stock issued and outstanding.

The Company believes that there was no “sale” (as defined in Section 2(a)(3) of the Securities Act of 1933, as amended) of securities in connection with the dividends.  As a result, no registration of the securities was required.

On December 30, 2009, the stockholders of Company held an annual meeting of stockholders.  The following items were voted upon at the meeting:

1)    Elect three directors to serve for a term of one year and until their successors are elected and qualified:

The nominees and their vote totals:
	For	Withheld
Dallas S. Clement	19,302,621	58,247

Lee D. Wilder	19,302,621	58,247

Oliver M. Cooper III	19,302,606	58,262

2)    To approve an increase in the authorized number of common shares from 100,000,000 to 400,000,000:

For	20,830,477

Against	171,069

Abstain	26

3)    To approve an increase in the authorized number of preferred shares from 800,000 to 10,000,000:

For	20,725,751

Against	275,821

4)    To approve an amendment to the Company’s 2002 equity incentive plan to increase the number of shares of common stock that may be issued under the plan, to a maximum of 25,000,000 shares:

For	17,686,735

Against	210,388

Abstain	3,104,449

5)    To ratify the appointment of Marcum LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009:

For	20,952,023

Against	33,739

Abstain	15,810

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated:   January 6, 2010